Contact: Robert E. Butter
May 19, 1997                                      Equitable Resources, Inc.
                                                  412/553-7717

                                            or    David J. Anderson
                                                  NORESCO
                                                  508/875-2252

                           NORESCO TO JOIN EQUITABLE'S
                      ENERGY RESOURCE MANAGEMENT BUSINESSES


PITTSBURGH, PA -- Equitable Resources, Inc. (NYSE: EQT) (ERI) and Framingham, MA-based Northeast Energy Services Company (NORESCO) have reached a definitive agreement wherein ERI will acquire NORESCO in exchange for a combination of Equitable Resources, Inc. cash and stock. The transaction will be treated as a purchase for accounting purposes.

The agreement was approved by the Board of Directors of both ERI and the privately held NORESCO. Under terms of the agreement, NORESCO shareholders will receive a combination of Equitable Resources stock and cash valued at approximately $77 million based on the Friday, May 16 closing price of Equitable Resources' common shares. The transaction, which is anticipated to be non-dilutive to ERI's earnings, is expected to close before the end of July and is subject to customary closing conditions.

                                     (more)

A portion of the financing for this transaction will consist of shares purchased on the open market and authorized and unissued common stock. Currently, ERI has
35.5 million shares outstanding.

"The addition of NORESCO to our portfolio is a part of ERI's strategy to expand our geographic market position with a total energy services product line," said Fred Abrew, president and chief executive officer of ERI. "In effect, this will strengthen our overall energy efficiency capabilities for customers throughout North and South America , creating a critical mass of public and private sector customers as well as earnings opportunities."

ERI Services, one of ERI's three primary business segments, and NORESCO represent two of the most reputable energy resource management businesses in the United States in terms of technical expertise in generating energy efficiency savings for customers. Between the firms, there is currently an estimated $350 million in awarded resource management contracts planned for fulfillment during the next three to five years with industrial, government and commercial customers. As a part of ERI, NORESCO will retain its current management team as well as its brand name which has a long-standing reputation in the energy efficiency and power and gas marketing business.

NORESCO's founder George Sakellaris, who is recognized as a leader in the energy efficiency industry, will continue as its president and chief executive officer, reporting to Edward J. Meyer, president of the ERI Services unit.

 "Becoming a part of ERI will help us to broaden the scope of total energy solutions that we deliver to our customers through the resources and depth of a fully integrated energy company," added George Sakellaris, president and chief executive officer of NORESCO. "Our shared vision of improving the customer's opportunity to more effectively manage energy usage and facility management costs makes this an exciting growth platform for both firms."

NORESCO, which has been profitable since its inception, was established in 1981 as a subsidiary of New England Electric and spun off as an independent company under its current management team and employees in 1990. Today, NORESCO is a leading provider of comprehensive energy efficiency systems and services and has 150 employees in 12 offices serving commercial, industrial, government and institutional customers throughout North and South America.

ERI Services was launched in 1996 as a subsidiary of Equitable Resources, Inc., a fully integrated energy company. ERI Services is rapidly expanding its market presence and customer base in both the government and private business sector. It comprises two divisions: Merchant Services, which engages in the commodity sale of energy and markets a number of branded energy and related programs and services for commercial and industrial customers; and, the Resource Management Division, which presently comprises four specialty energy services companies which were acquired during the past two years -- Independent Energy Corporation, Conogen, Inc., Pequod Associates and Scallop Thermal Management, Inc. Collectively, this division creates and delivers customized energy solutions to businesses seeking to reduce their total energy costs by developing, financing and implementing cost savings programs, including power plant development and the procurement of gas and electricity. The Resource Management Division of ERI Services presently has a staff of 130 employees in six offices. ERI Services has offices throughout the United States with operations in Pennsylvania, Connecticut, Massachusetts, Ohio, Indiana and California.

Based in Pittsburgh, ERI Services is the newest of three primary business segments within the $2 billion parent company ERI. Houston-based ERI Supply & Logistics is the company's exploration and production business which develops, supplies and transports all forms of energy and operates primarily in the Appalachian and Gulf Coast regions. ERI Utilities comprises the company's regulated energy transportation businesses.

                                          # # # #

NOTE: THIS RELEASE CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS. A VARIETY OF FACTORS MAY MATERIALLY AFFECT THE EARNINGS AND PERFORMANCE OF THE CONSOLIDATED BUSINESSES RESULTING FROM THIS TRANSACTION, INCLUDING THE EXTENT OF OPERATIONAL SYNERGIES, COMPETITIVE FACTORS RELATIVE TO PROJECTED REVENUE AND PROFIT MARGINS AND OTHER CONDITIONS IN THE ENERGY SERVICES MARKET.

EQUITABLE RESOURCES' RECENT NEWS RELEASES ARE AVAILABLE FREE OF CHARGE BY FAX THROUGH COMPANY NEWS ON CALL AT 1-800-758-5804, EXT. 289250, OR ON THE INTERNET AT HTTP://WWW.ERI2000.COM